Hallwood Investments Limited

3710 Rawlins, Ste 1500	24, Avenue Princesse Grace
Dallas, Texas 75219	Monte Carlo, MC98000
Tel. (214) 528 5588	Tel. (377) 93 50 95 50
E-fax. (214) 722 0559	Fax. (377) 93 50 71 45
E-mail: hallwood@monaco.mc
June 18, 2007
The Board of Directors
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500
Dallas, Texas 75219

Re:	Liquidation of The Hallwood Group Incorporated (“Hallwood”)
Gentlemen:
For a number of reasons I believe that it is advisable to review the current status and structure of Hallwood. From time to time the Board of Directors of Hallwood has discussed the inefficiency and expense of Hallwood remaining a publicly traded company subject to the public reporting requirements imposed by securities laws. The Board has also discussed whether it would be in the best interests of Hallwood and its shareholders to dispose of its interest in Brookwood Companies Incorporated (“Brookwood”). Finally, Hallwood Energy, L.P. (“Energy”), has required continuing investment, but Hallwood does not currently have the funds to make additional contributions to Energy. In fact, as you know, I agreed to fund the portion of the latest Energy capital call that Hallwood was unable to fund.
I have considered these factors at length and believe that it would be in the best interest of Hallwood’s shareholders to liquidate the company. I propose that Hallwood adopt a Plan of Liquidation that would include the following steps:
1.	Sale of Brookwood. An investment banker would be retained to sell all of Hallwood’s interest in Brookwood for cash. The net proceeds of any sale would then be distributed to all Hallwood shareholders pro rata.
2.	Disposition of Energy Interests. Hallwood would dispose of its interests in Energy. I would elect to receive my pro rata portion of Hallwood’s interests in Energy in kind and would also intend to enter into negotiations to purchase all of Hallwood’s remaining interests in Energy for cash, which would then be distributed to the Hallwood shareholders.
a.	If I were the successful purchaser of the remaining interests, I would consider providing Hallwood shareholders with the opportunity to participate in the future upside potential of Energy on the following terms. Hallwood shareholders who are determined to be qualified by some objective criteria such as by holding at least a minimum number of shares or by their status as “accredited” investors could be given the opportunity to elect to receive, in lieu of the cash proceeds from a sale of Hallwood’s interest in Energy, a pro rata portion of the limited partner interests in Energy held by Hallwood. This offer would be structured in a manner that would result in Energy having fewer than 200 partners in the aggregate.

The Board of Directors
The Hallwood Group Incorporated

b.	Hallwood’s interest in Energy could be distributed to Hallwood shareholders pro rata. However, for a number of reasons, I do not believe that it would be appropriate to distribute the Energy interest to all Hallwood shareholders for several reasons.
i.	Hallwood stock does not currently offer an active market for its holders.

ii.	If the Energy interests are distributed to the Hallwood shareholders, there is no reason to expect a more active trading market for the Energy interests, with the result that holders would continue to hold an illiquid security.

iii.	Although it is most efficient for federal income tax purposes that Energy remain a partnership, this status requires each of its investors to take into account in computing their individual income taxes the income, loss, recapture items and other income tax items generated by Energy. These computations can add significant complication, time and expense to the preparation of a tax return that many investors may prefer to avoid.

iv.	Energy will require significant additional future capital that will likely require additional equity capital to be raised, resulting in additional dilution to investors who do not contribute to future capital infusions.

v.	Energy is not currently required to file reports with the Securities and Exchange Commission and does not wish to become subject to those requirements for an extended period. Therefore, Energy has indicated that it would not support any transaction that would result in it having more than 200 investors in the aggregate.

vi.	Energy has not yet generated significant revenues, income or positive cash flow. There remains a great deal of risk that its business plan will not be successful and the its investors will suffer a loss of a significant portion of their investment. Therefore, it is not appropriate that Energy be available for public trading and speculation.
3.	I recommend that the Board refer this proposal to a committee of the Board composed solely of independent directors and that the proposal be subject to approval by that committee and by all of the Hallwood shareholders. Of course, the transactions would be required to be fully described in a proxy or information statement filed with the SEC and distributed to shareholders and to comply with all other applicable securities laws. If the committee approves the transactions, I would intend to vote my shares of Hallwood in favor of the liquidation.
I understand that additional progress on this proposal will require significant review by the committee and the advisers it engages. As the largest shareholder of Hallwood, I believe this proposal would be in the best interests of all of Hallwood’s shareholders and am committed to facilitating the committee’s deliberations.
Sincerely,
Anthony Gumbiner